Exhibit 5.1

Brian M. Wong	77 Beale Street, 30th Floor
Vice President,	Mail Code B30A
Deputy General Counsel	San Francisco, CA 94105
and Corporate Secretary
Tel: 415.973.4668
Fax: 415.973.8719
bmwp@pge.com

June 29, 2020

Re:	Registration Statement on Form S-8 Relating to the PG&E Corporation 2014 Long Term Incentive Plan, as amended

Ladies and Gentlemen:

At your request, as Vice President, Deputy General Counsel and Corporate Secretary for PG&E Corporation, a California corporation, I am rendering this opinion in connection with the offer and sale of 30,000,000 shares of PG&E Corporation’s common stock (the “Shares”) pursuant to the PG&E Corporation 2014 Long-Term Incentive Plan, as amended (the “Plan”), as described in the above-referenced Registration Statement (the “Registration Statement”).

I, or other members of PG&E Corporation’s Law Department acting under my direction and under my supervision, have examined such instruments, documents, and records as I or we have deemed relevant or necessary for the basis of this opinion. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I or we have reviewed.

Based on such examination, I am of the opinion that the Shares, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of California, as in effect on the date hereof.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name wherever it appears in said Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ BRIAN M. WONG

Brian M. Wong